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                      August 14, 2023

       Neill P. Reynolds
       Executive Vice President and Chief Financial Officer
       Wolfspeed, Inc.
       4600 Silicon Drive
       Durham, North Carolina 27703

                                                        Re: Wolfspeed, Inc.
                                                            Form 10-K for the
Fiscal Year Ended June 26, 2022
                                                            Filed August 22,
2022
                                                            File No. 001-40863

       Dear Neill P. Reynolds:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing